No. ________

Incorporated Under the Laws of Bermuda
under Registration no. 202504557

________ Shares

Kyivstar Group Ltd.

THIS IS TO CERTIFY THAT

of is the registered holder of fully-paid common shares of the par value of U.S.$ 0.01 each in the Company, subject to the Memorandum of Association and Bye-laws thereof.

Given under the hand of the Secretary of the Company this day of , 20__.

____
For: M Q Services Ltd., ***Secretary***